Exhibit 107

Calculation of Fee Filing Tables

Form S-3

(Form Type)

Benitec Biopharma Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (4)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(o)	(1)	(2)	—	0.0001531	—

	Debt	Debt Securities	457(o)	(1)	(2)	—	0.0001531	—

	Other	Warrants	457(o)	(1)	(2)	—	0.0001531	—

	Other	Units(3)	475(o)	(1)	(2)	—	0.0001531	—

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(2)	$125,000,000	0.0001531	$19,137.50

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock, $0.0001 par value per share	—	—	—	—	—	—	—	—	—	—

	Debt	Debt Securities	—	—	—	—	—	—	—	—	—	—

	Other	Warrants	—	—	—	—	—	—	—	—	—	—

	Other	Units	—	—	—	—		—				—

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$125,000,000.00		$19,137.50

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$19,137.50

(1)

We are registering an indeterminate number of shares of common stock, debt securities, warrants to purchase common stock or debt securities and units consisting of some or all of the foregoing securities, each of which may be offered from time to time at prices to be determined at the time of any such offering. The aggregate offering price of these securities will not exceed $125,000,000. Any securities registered hereunder may be sold separately from, or together in the same offering with, other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of shares of common stock or debt securities that may be issued upon the exercise of warrants registered hereunder or, in the case of common stock, upon the conversion of or in exchange for, or pursuant to the antidilution provisions of, debt securities registered hereunder.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security in reliance on Rule 457(o) under the Securities Act of 1933 and General Instruction II.D of Form S-3 under the Securities Act of 1933.

(3)	Consisting of some or all of the securities listed above, in any combination.
(4)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.